RALPH E. DAVIS ASSOCIATES, INC.
                      CONSULTANTS - PETROLEUM AND NATURAL GAS
                         3555 TIMMONS LANE - SUITE 1105
                              HOUSTON, TEXAS 77027
                                 (713) 622-8955

                               February 15, 1994




CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania   15222-3199

                      Report Covering Natural Gas Supply
                            And Owned Oil Reserves
                               December 31, 1993

Gentlemen:

     Consolidated Natural Gas Company, through its subsidiaries (collectively Consolidated or the Company) is engaged in exploring for, developing, producing, purchasing, gathering, transporting, storing and distributing natural gas, together with by-product operations. The principal market area of the Company's retail operations is in Ohio, Pennsylvania, Virginia and West Virginia. Consolidated operates a regional interstate pipeline system that supplies natural gas to affiliates, and to utilities and end-users in the Midwest, Mid-Atlantic states and the Northeast. Exploration and production activities are carried on primarily in the Appalachian area, the Gulf Coast, including offshore, the Mid-Continent area, the Permian Basin area, the Rocky Mountain area and in Canada.

     The history of the operations in the Appalachian area covers a period of over 100 years. Prior to l943, Consolidated's gas supply was obtained from company-owned production and by purchase from fields located within the Appalachian area. From 1943 to 1993 Consolidated purchased gas from pipeline companies which obtained their gas supply from fields in the Gulf Coast and Southwest. Because of regulatory changes, Consolidated had been reducing the volumes of gas purchased from pipeline companies since the mid-1980's. In 1993,

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                                                RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                              February 15, 1994
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all remaining long-term gas purchase contracts with pipelines were converted to firm transport contracts as the result of Federal Energy Commission (FERC)
Order 636. Consolidated now purchases gas under contracts with producers and marketers, and also purchases gas on the spot market. A substantial part of these gas supplies are also obtained from fields in the Gulf Coast and Southwest. Since 1957 Consolidated has also been engaged in exploration and production of gas in Louisiana and the Texas Gulf Coast, including offshore. During the twelve months ended December 31, 1993 most of the gas produced and purchased by the Company was obtained from the Southwest. All gas volumes herein are stated at a measuring base of 14.73 pounds per square inch absolute.

     Gas requirements for Consolidated (including Canadian sales) increased from 501 billion cubic feet in 1992 to 648 billion cubic feet in 1993.


                      APPALACHIAN AREA RESERVES

     Studies of the natural gas available from Appalachian gas fields lead us to conclude that the Company may expect to obtain for a number of years a supply from this area. The development which has occurred in this natural gas province has resulted in extensive drilling of shallow formations in much of the area. The entire sedimentary section has not been adequately tested in the Appalachian area and there is the possibility that natural gas is present in commercial quantities below the known producing formations. Consolidated has participated in programs to test deeper formations. Consolidated has also found that reentry into old wells has been beneficial in finding commercial quantities behind pipe.

     We estimate Consolidated's proved reserves in the Appalachian fields, as of December 31, 1993, to be 329 billion cubic feet from company-owned wells and 960 billion cubic feet from gas purchase wells, for a total of 1,289 billion cubic feet, exclusive of gas in storage reservoirs. Total additions to the reserves controlled by the Company in the Appalachian fields have in the past been substantial. It is possible that future exploration and development

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                                                RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                              February 15, 1994
                                                                         Page 3


will locate appreciable new reserves. In addition, subsidiary companies had remaining working interest oil reserves estimated at 654,620 barrels in the Appalachian area.


                      CNG PRODUCING COMPANY

     CNG Producing Company is Consolidated's primary exploration and production subsidiary. As of December 31, 1993, the estimated proved working interest reserves of CNG Producing Company are 724 billion cubic feet of gas and 27,432,112 barrels of crude oil and condensate. The foregoing totals include 1 billion cubic feet of gas and 5,678,867 barrels of heavy oil reserves in Canada.

     In the United States, CNG Producing Company has proved reserves in 11 states and the offshore area of the Gulf Coast. The majority of CNG Producing Company's United States reserves are in the Gulf Coast and Mid-Continent areas. The estimated proved reserves in the United States are 723 billion cubic feet of gas and 21,753,245 barrels of crude oil and condensate.

     The estimated Appalachian proved reserves as of December 31, 1993 for CNG Producing Company, which are included in the total Appalachian reserves disclosed earlier in this report, are 93 billion cubic feet of gas and 203,628 barrels of oil. In addition to the Appalachian area, CNG Producing Company conducts exploration and development programs in other areas, including the San Juan Basin in New Mexico. The San Juan Basin has a history of oil and gas production from conventional sources, but recent interest in the area stems from an unconventional source of gas supply. This new interest is the Fruitland Coal formation, where CNG Producing Company and others are producing gas from the coal beds. The estimated San Juan Basin proved reserves of CNG Producing Company as of December 31, 1993 are 11 billion cubic feet.

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                                                RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                              February 15, 1994
                                                                         Page 4


                      SOUTHWEST GAS

     During the past several years, the FERC has implemented new regulations designed to increase competition in the natural gas industry. The FERC's latest action, Order 636, is designed to further increase competition and continue the significant restructuring of the interstate gas pipeline industry that began in 1985 with the establishment of open access transportation. As a result of Order 636, pipeline companies are now primarily contract carriers, providing transportation for gas purchased by customers directly from other sources. Since pipeline companies are no longer legally responsible for aggregating gas supplies, these companies have greatly reduced, or have terminated, their contracted gas volumes.

     All long term gas supply contracts between Consolidated and its previous pipeline suppliers have now been converted to firm transportation agreements. Consolidated's subsidiaries have replaced a portion of these pipeline supplies with volumes obtained under gas supply contracts with various gas producing companies and marketing groups. These gas supply contracts have remaining terms ranging from a few months to as long as ten (10) years. Purchase entitlements under these contracts total approximately 458 billion cubic feet, if all volumes are requested. This estimate gives no consideration to the estimated volumes of spot market gas which may be purchased in the future.


                      GAS STORAGE

     The Company owns and operates 26 gas storage fields, five of which are owned and operated jointly with other companies. One storage field is owned and operated jointly with Texas Eastern, one with Tennessee, one with North Penn Gas, one with both Tennessee and National Fuel Gas Supply Corporation, and another with both Texas Eastern and Transcontinental. Consolidated's net injected gas stored at December 31, 1993, was 468 billion cubic feet (including 52 billion cubic feet of remaining recoverable native gas).

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                                                RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                              February 15, 1994
                                                                         Page 5


     The proximity of these storage fields to principal markets and their high deliverability are important factors in enabling the Company to meet peak loads and daily requirements during the heating season, and permit the gas purchased to be taken relatively uniformly in summer and winter.

     There are additional depleted, or nearly depleted, gas fields in the Appalachian area which can be converted to storage fields if needed.


                       POTENTIAL SUPPLY SOURCES

     In order to meet the demands for gas in its market area over the long-term future, Consolidated may need additional supplies over those available from the sources discussed above.

     Canadian authorities have increased the volumes of gas which may be imported into the United States. Gas presently being imported from Canada is principally obtained from provinces in Western Canada. In the future, the availability of additional gas will probably be dependent on gas from frontier areas such as the MacKenzie Basin - Beaufort Sea area and/or the Arctic Islands. Such additional gas from Canada may be available in part to Consolidated directly or through other suppliers.

     Other potential sources of gas include Alaska, Mexico, liquefied natural gas from abroad, synthetic gas from coal or other feed stock and additional coalbed methane.


                      SUMMARY AND CONCLUSIONS

     We have estimated proved working interest crude oil and condensate reserves owned by Consolidated from sources in the United States and Canada at 27,883,104 barrels as of December 31, 1993 as follows:

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                                                RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                              February 15, 1994
                                                                         Page 6



                                                            Stock Tank Barrels
Appalachian Field Reserves                                       450,992

CNG Producing Company
  Southwest                                                   27,228,484
  Appalachian                                                    203,628
                                                              __________
           Sub Total                                          27,432,112

TOTAL - OWNED OIL AND CONDENSATE RESERVES                     27,883,104

           We have estimated the gas reserves available to Consolidated from sources in the United States and Canada at 2,846 billion cubic feet as of December 31, 1993 as follows:
                                                                  Billion
                                                                Cubic Feet
                                                               at 14.73 psia
Appalachian Field Reserves

  Company-Owned Wells                                                 236
  Gas Purchase Contract Wells                                         960
  Gas in Storage Reservoirs                                           468
                                                              ___________
      Sub-Total                                                     1,664

CNG Producing Company Reserves
  Company-Owned Wells
    Southwest                                                         631
    Appalachian                                                        93
                                                              ___________

      Sub-Total                                                       724


Gas Supply Contracts                                                  458
                                                              ___________

TOTAL - CONTROLLED GAS RESERVES                                     2,846


     Consolidated's requirements for the twelve months ended December 31, 1993, including sales of gas produced in Canada, were approximately 648 billion cubic feet.

     Additional supplies are expected to become available from the Appalachian area, the Gulf Coast and other areas and from company-owned reserves.

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                                                RALPH E. DAVIS ASSOCIATES, INC.

Consolidated Natural Gas Company                              February 15, 1994
                                                                         Page 7


     Potential sources of supply include additional gas from Canada, Mexico and Alaska, liquefied natural gas from abroad, gas from the reforming of liquid hydrocarbons such as naphtha and oil, gas from coal gasification and coalbed methane.

     The time at which these additional supplies will become available cannot be definitely predicted. However, Consolidated is in a favorable position to secure gas supplies from many directions, including its proven reserves, the volume of gas in underground storage, the prospects for additional supplies from its traditional supply areas, the several potential supply sources and the Company's own program to augment its supply.


                                               Yours very truly,

                                               RALPH E. DAVIS ASSOCIATES, INC.


                                               THOMAS N. SUDDERTH

                                               Thomas N. Sudderth
                                               President


TNS:cg

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                         RALPH E. DAVIS ASSOCIATES, INC.
                      CONSULTANTS - PETROLEUM AND NATURAL GAS
                         3555 TIMMONS LANE - SUITE 1105
                              HOUSTON, TEXAS 77027
                                 (713) 622-8955

                                  March 24, 1994




                      CONSENT OF INDEPENDENT GEOLOGISTS


     We hereby consent to the use of our report dated February 15, 1994, relating to the total gas supply and Company-owned oil and gas reserves of Consolidated Natural Gas Company, to be filed as an Exhibit to Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended
December 31, 1993. We further consent to the filing hereof as an Exhibit to said Annual Report on Form 10-K.

     We also consent to the incorporation by reference into (i) the Registration Statements on Form S-3 (Nos. 33-1040, 33-49469 and 33-52585) and Form S-8 (Nos. 2-77204, 2-97948, 33-40478 and 33-44892) of Consolidated Natural
Gas Company, and (ii) the prospectuses made a part thereof, of our estimates of Company-owned oil and gas reserves in the United States and Canada included in Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the references to us under the heading "Experts" in such Prospectuses.




                                         RALPH E. DAVIS ASSOCIATES, INC.



                                         THOMAS N. SUDDERTH

                                         Thomas N. Sudderth
                                         President